Press Release
Exhibit 99.1

Acuity Brands Appoints
Maya Leibman to the Board of Directors
ATLANTA, February 3, 2020 - Acuity Brands, Inc. (NYSE: AYI) (the “Company”) announced today that the Board of Directors (the “Board”) approved an increase in the size of the Board from 10 to 11 members and appointed Maya Leibman as a Director for a term that will expire at the Company’s next annual meeting of stockholders.
Ms. Leibman currently serves as Executive Vice President and Chief Information Officer for American Airlines Group, Inc. where she is responsible for all technology efforts including software development, infrastructure, operations and security. She also leads the organization’s next generation strategic initiatives, including transitioning into the cloud, advanced analytics, machine learning and the advancement of Agile tools and principles.
Vernon J. Nagel, Executive Chairman, commented, “On behalf of the Board, we are extremely excited to have Maya join the Board and look forward to drawing on the skills and expertise she has to offer as we continue to innovate and transform the business to enhance our products and our customers’ experiences.”
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2019 net sales of $3.7 billion, Acuity Brands currently employs approximately 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Aculux®, A-Light™, American Electric Lighting®, Antique Street Lamps™, Atrius®, Cyclone™, DGLogik™, Distech Controls®, DTL®, eldoLED®, Eureka®, Gotham®, Healthcare Lighting®, Hydrel®, Indy™, IOTA®, Juno®, Lucid®, Luminaire LED™, Luminis®, Mark Architectural Lighting™, nLight®, Peerless®, RELOC® Wiring, ROAM®, Sensor Switch®, Sunoptics® and Winona® Lighting. Visit us at www.acuitybrands.com.

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Contact:
Pete Shannin, 770-860-2873
pete.shannin@acuitybrands.com